FOR IMMEDIATE RELEASE
1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/David Roady
FD
(212) 850-5600

NexCen Brands
Sells Bill Blass Licensing Business

NEW YORK – December 29, 2008 – NexCen Brands, Inc. (NASDAQ: NEXC) today announced that it completed the sale of its Bill Blass licensing business to Peacock International Holdings, LLC on December 24, 2008 pursuant to an asset purchase agreement executed on the same day.

Under the terms of the asset purchase agreement, Peacock International purchased substantially all of the assets related to the Bill Blass licensing business for approximately $10.0 million in cash.  NexCen will use the proceeds from the sale, net of certain transaction costs, to pay down the debt associated with the Bill Blass business.  Rothschild Inc. acted as the financial advisor to NexCen.

In conjunction with the sale of its Bill Blass licensing business, NexCen entered into an amendment of its existing credit facility with BTMU Capital Corporation (“BTMUCC”). Under the terms of the credit facility, the approximate remaining balance of $14.2 million on the note that was related to the Bill Blass licensing business was converted into a deficiency note that bears interest at 15% a year.  The amendment (i) extends the maturity date of the deficiency note from January 1, 2010 until July 31, 2013; (ii) defers the scheduled principal payment obligations on the deficiency note until its maturity date; (iii) permits payment-in-kind of interest to defer interest payments during the term of the note; and (iv) provides that BTMUCC will not be entitled to receive warrants to purchase 2.8 million shares of the Company’s common stock at an exercise price of $0.01 per share even if the deficiency note remains outstanding after March 31, 2009.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, stated, “The completion of the sale of Bill Blass is an important final step in the execution of our strategy to divest certain non-core assets and focus exclusively on our franchising business.  We are gratified by the ongoing support of our lender as we continue to execute on our revised business strategy.  As we look forward to 2009, we now are fully focused on our seven franchised brands in the retail and quick service restaurant sectors.”

About NexCen Brands

NexCen manages global brands, generating revenue through franchising and licensing. The Company currently owns seven franchised brands.  Two sell retail footwear and accessories (The Athlete’s Foot and Shoebox New York), and five are quick service restaurants (Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies).

Forward-Looking Statement Disclosure
This press release contains “forward−looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward−looking statements include those regarding expected cost savings, expectations for the future performance of our brands or expectations regarding the impact of recent developments on our business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward−looking statements.  Forward−looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward−looking statements.  Factors that could cause or contribute to such differences include: (1) our strategy to focus on the franchising business may not improve our financial performance or viability; (2) we may not be able to generate sufficient cash flow to make interest and principal payments on our bank credit facility even with the amendments to the bank credit facility; (3) our ability to comply with negative and affirmative covenants in our bank facility and the effects of restrictions imposed by such covenants may have a negative impact on our ability to operate our business; (4) any failure to meet our debt obligations would adversely affect our business and financial conditions, and our need for additional near-term liquidity could result in a sale of one or more of our businesses at less than an optimal price or an inability to continue to operate one or more of our businesses;  (5) the bank facility may not provide our business with sufficient liquidity to meet our operating expenses; (6) we may not be successful in operating or expanding our brands or integrating them into an efficient overall business strategy; (7) our marketing, licensing and franchising concepts and programs may not result in increased revenues, expansion of our franchise network or increased value for our trademarks and franchised brands, (8) we depend on the success of our licensees and franchisees for future growth, and (9) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward−looking statements, whether as a result of new information, future events or otherwise.